Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Record Quarterly Revenue of $9.5 Million

Hackensack, NJ – September 14, 2020 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in an end-to-end range of research and development technology solutions and services to improve the development and use of oncology drugs, today announced its financial results for the first fiscal quarter ended July 31, 2020.

First Quarter Highlights:

•Record quarterly revenue of $9.5 million, an increase of 42% year-over-year

•	Reported income from operations of $421,000, excluding stock-based compensation, depreciation and amortization

•Achieved record quarterly bookings

•Completed relocation to new lab space and expansion of capacity

Ronnie Morris, CEO of Champions, commented, “We started off our fiscal year with a record breaking revenue quarter exceeding $9.5 million. Our core PDX business, the foundation of our product offerings, continues to grow and is leading to additional end point analysis testing. Despite these uncertain times, we remained committed to our long term strategy and our business prospects remain strong.”

David Miller, CFO of Champions added, “The growth in both our core products and new product offerings led to a 42% increase in year over year revenue. The record quarterly revenue combined with another quarterly bookings high, sets the trajectory for a year of continued revenue growth."

First Fiscal Quarter Financial Results

For the first quarter of fiscal 2021, revenue increased 41.7% to $9.5 million compared to $6.7 million for the first quarter of fiscal 2020. The increase in revenue was due to increased sales, both in number and size of studies, and strong demand for our services. Expansion in end point analysis testing has led to larger contracts and ex-vivo services have become a meaningful contributor to revenue. Total costs and operating expenses for the first quarter of fiscal 2021 were $9.5 million compared to $7.4 million for the first quarter of fiscal 2020, an increase of $2.2 million or 29.5%.

Exhibit 99.1

For the first quarter of fiscal 2021, Champions reported income from operations of $24,000, including $120,000 in stock-based compensation and $277,000 in depreciation and amortization expenses, an increase of $638,000 compared to the loss from operations of $614,000, inclusive of $131,000 in stock-based compensation and $182,000 in depreciation and amortization expenses, in the first quarter of fiscal 2020. Excluding stock-based compensation, depreciation and amortization expenses, Champions reported non-GAAP income from operations of $421,000 for the first quarter of fiscal 2021 compared to non-GAAP loss from operations of $301,000 in the first quarter of fiscal 2020, an increase of $722,000.

Cost of oncology solutions was $5.3 million for the three-months ended July 31, 2020, an increase of $1.6 million, or 42.2% compared to $3.8 million for the three-months ended July 31, 2019. For the three- months ended July 31, 2020, gross margin was 44.1% compared to 44.3% for the three-months ended July 31, 2019. The increase in cost of oncology services for the three-month period was mainly due to an increase in compensation and outsourced lab service expenses. Excluding outsourced lab services, the overall expense increase is generally in line with expectations based on the growth in revenue, study volume, and expansion into new services. Gross margin varies based on timing differences between expense and revenue recognition and was impacted by the increase in costs on growing study volume in advance of revenue recognition. The cost of outsourced lab services magnified this effect.

Research and development expense was $1.6 million and $1.3 million for the three-months ended July 31, 2020 and July 31, 2019, respectively. The increase was due to continued investment towards developing new service capabilities, and sequencing costs associated with characterizing additional models in our TumorBank. Sales and marketing expense for the three-months ended July 31, 2020 was $1.2 million, an increase of $338,000, or 38.9%, compared to $870,000 for the three-months ended July 31, 2019. The increase was primarily due to compensation expense driven by the continued expansion of the sales force and commissions earned. General and administrative expense was flat at $1.4 million for the three-months ended July 31, 2020 and 2019.

Net cash used in operating activities was $715,000. The use of cash from operations was primarily due to ordinary course of business timing differences in working capital items for the first quarter of 2021, including an increase in accounts receivable of $263,000 and a reduction in accounts payable and accrued expenses of $813,000.

The Company ended the quarter in a strong cash position with a $6.9 million cash balance compared to $2.2 million at the end of the same period last year. The Company has no debt.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its third quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) ten minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday, September 14, 2020 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net income (loss) to Non-GAAP net income (loss) for an explanation of the amounts excluded to arrive at Non-GAAP net income (loss) and related Non-GAAP

Exhibit 99.1

earnings (loss) per share amounts for the three months ended July 31, 2020 and 2019. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP net income (loss) and Non-GAAP earnings (loss) per share are not, and should not, be viewed as a substitute for similar GAAP items. Champions defines Non-GAAP dilutive earnings (loss) per share amounts as Non-GAAP net earnings (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings (loss) and Non-GAAP diluted earnings (loss) per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

About Champions Oncology

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company's technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for pharmaceutical and biotechnology companies seeking personalized approaches to drug development that can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas, as well as from TumorGraft patients, where results are used to help guide the development of personalized treatment plans for individual patients. For more information visit Champions Oncology, Inc.'s website (www.championsoncology.com).

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2020 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended July 31,
	2020	2019
Net income (loss) - GAAP	$75	$(641)
Less:
Stock-based compensation	120	131
Net income (loss)- Non-GAAP	$195	$(510)

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2020	2019
EPS – GAAP, basic	$0.01	$(0.06)
Less:
Effect of stock-based compensation on EPS	0.01	0.01
EPS - Non-GAAP, basic	$0.02	$(0.05)

	Three Months Ended July 31,
	2020	2019
EPS – GAAP, diluted	$0.01	$(0.06)
Less:
Effect of stock-based compensation on EPS	0.01	0.01
EPS - Non-GAAP, diluted	$0.02	$(0.05)

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended July 31,
	2020	2019
Oncology services revenue	$9,547	$6,737
Cost of oncology services	5,336	3,752
Research and development	1,597	1,303
Sales and marketing	1,208	870
General and administrative	1,382	1,426
Income (loss) from operations	24	(614)
Other income (expense)	64	(12)
Income (loss) before provision for income taxes	88	(626)
Provision for income taxes	13	15
Net income (loss)	$75	$(641)

Net income (loss) per common share outstanding
basic	$0.01	$(0.06)
and diluted	$0.01	$(0.06)

Weighted average common shares outstanding
basic	12,727,275	11,619,538
and diluted	14,231,641	11,619,538

Condensed Consolidated Balance Sheets

	July 31, 2020	April 30, 2020
	(unaudited)
Cash	$6,943	$8,342
Accounts receivable	5,039	4,770
Other current assets	360	385
Total current assets	12,342	13,497

Operating lease right-of-use assets, net	5,673	2,798
Property and equipment, net	4,434	3,993
Other long term assets	36	128
Goodwill	335	335
Total assets	$22,820	$20,751

Accounts payable and accrued liabilities	$4,829	$5,642
Current portion of finance lease	72	125
Current portion of operating lease liabilities	515	503
Deferred revenue	5,669	5,815
Total current liabilities	11,085	12,085

Non-current operating lease liabilities	6,044	3,170
Other Non-current Liability	178	178
Total liabilities	17,307	15,433

Stockholders’ equity	5,513	5,318
Total liabilities and stockholders’ equity	$22,820	$20,751

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended July 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$75	$(641)
Adjustments to reconcile net cash provided by operations:
Stock-based compensation expense	120	131
Operating lease right-of use assets	(67)	98
Depreciation and amortization expense	277	182
Gain on termination of operating lease	(75)	—
Allowance for doubtful accounts	(6)	6
Changes in operating assets and liabilities	(1,039)	(55)
Net cash used in operating activities	(715)	(279)

Cash flows from investing activities:
Purchases of property and equipment	(718)	(749)
Refund of security deposit	92	—
Net cash used in investing activities:	(626)	(749)

Cash flows from financing activities:
Finance lease payments	(58)	(7)
Net cash used in financing activities:	(58)	(7)

Net decrease in cash	(1,399)	(1,035)
Cash at beginning of period	8,342	3,237
Cash at the end of period	$6,943	$2,202

Non-cash investing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	3,872	3,205